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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    MARCH 14, 2000
                                                     --------------


                               CELSION CORPORATION
             (Exact name of registrant as specified in its charter)


                 MARYLAND                               000-14242                     52-1256615
---------------------------------------------      -----------------------      ----------------------
(State or other jurisdiction of incorporation)     (Commission file number)        (I.R.S. Employer
                                                                                Identification Number)


       10220-I OLD COLUMBIA ROAD COLUMBIA, MARYLAND       21046-1705
       -------------------------------------------------------------
        (Address of principal executive offices)          (Zip Code)


       Registrant's telephone number, including area code  (410) 290-5390
                                                           --------------

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ITEM 5. OTHER EVENTS.

         As previously reported, on February 7, 2000, the Company issued a call for redemption, at the prescribed redemption price of $.01 per underlying share, of its outstanding Series 700 and Series 800 Warrants, which enable the holders thereof to purchase shares of Common Stock at prices of $1.00 per share and $0.90 per share, respectively. The date set for redemption was March 10, 2000.

         In response to the redemption call, the Company received notices of (i) the exercise of Series 700 Warrants for the purchase of a total of 2,630,000 shares of Common Stock and (ii) the exercise of Series 800 Warrants for the purchase of a total of 2,650,000 shares of Common Stock, representing all previously outstanding Series 700 and 800 Warrants. As a result of such purchases, the Company has received aggregate proceeds of $5,015,000. All shares being issued to the holders of such warrants are restricted and not registered, are endorsed with a restrictive legend, and are subject to "stop transfer" notations recorded with the Company's transfer agent.

         The Company believes that the proceeds from the exercise of the warrants, together with the net proceeds received from the closing of its private placement offering on January 31, 2000, will be sufficient to fund the completion of Phase I and Phase II clinical trials as currently contemplated for its breast cancer treatment system and its benign prostatic hyperplasia treatment system and to enable the Company to undertake further development of the heat-sensitive liposome technology previously licensed from Duke University.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: March 14, 2000


                                       CELSION CORPORATION
                                       -----------------------------------------
                                           (Registrant)


                                   By:  /s/ John Mon
                                       -----------------------------------------
                                            John Mon
                                       Treasurer, Secretary and General Manager


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